Exhibit 99.2

EXTREME NETWORKS

Chairperson: Bill Slakey

July 22, 2004, 5:00 p.m. ET

Operator:	Good afternoon, ladies and gentlemen, and welcome to the Extreme Networks Fourth Quarter Financial Results Conference Call.

At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session.

If anyone needs assistance at any time during the conference, please press the star followed by the 0.

As a reminder, this conference is being recorded, today, Wednesday, July 21, 2004.

I would now like to turn the conference over to Bill Slakey, Chief Financial Officer with Extreme Networks.

Please go ahead, sir.

Bill Slakey:	Thank you, operator.

Good afternoon everyone, and thank you for joining us.

On the call with me today is Gordon Stitt, Chairman, President, and CEO of Extreme Networks.

This afternoon we issued a press release announcing our financial results for the fourth quarter of fiscal 2004. Copy of this release is posted on the Investor Relations section of our Web site at www.extremenetworks.com.

I’d like to remind you as well that the recording of this call will be available on our Web site for replay shortly after the conclusion of the call.

Let me also note for you that some of the remarks made during this call may include forward-looking statements as governed by the Private Securities Reform Act of 1995.

Any statements about future events and trends including steps we plan to take to improve our financial results or financial conditions or product introductions and their success should be considered as forward-looking statements.

EXTREME NETWORKS

These forward-looking statements may differ from actual results and are subject to risks and uncertainties as detailed in our filings with the SEC and in our press release today.

And with that, let me turn the call over to Gordon Stitt.

Gordon Stitt:	Thanks, Bill, and thanks, everyone for joining us.

I’d like to start by saying that the results of the quarter were inline with our expectations and we accomplished our business goals, our product goals, and our operational goals.

Speaking for the team here at Extreme, we are very pleased with our results for the final quarter of fiscal 2004. This was a strong quarter for us and our results demonstrate that our business strategy, driven by our focus on innovation, is working very well.

We grew revenues sequentially and year-over-year and we were within the anticipated top line range that we laid out for ourselves last quarter.

We remain on target to deliver on our calendar 2004 goal to grow revenues in the September 2004 quarter by 15% to 25% above the $83.4 million we reported in December 2003.

U.S. revenues continued strong and we’re essentially inline with the third quarter in which we had had a substantial 33% jump.

We continue to benefit this quarter from additional customer wins and key vertical markets including healthcare, education, and government.

International revenues were up sequentially in contrast to the third quarter in which we had seen declines.

Our book-to-bill ratio was above one-to-one for the quarter with very strong sequential bookings in our North American market. We saw a sequential growth in bookings in our strategic product areas and through our strategic partnerships. We saw an increase in bookings for our BlackDiamond 10K core chassis switch, which began shipping last December.

We also saw sequential increases for our unified access architecture edge solution that allows for wireless connectivity.

Our partnership and resale agreement with Avaya continues to generate results. We had a strong sequential increase in bookings from the strategic alliance.

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We’re also very pleased that we have returned to profitability on both on operating profit basis and a GAAP basis. Our profit after other income and taxes was $2.3 million or 2 cents per share on a GAAP basis.

On an operating basis, we achieved profitability as we had set out to do by keeping expenses roughly flat sequentially in actual dollars, thereby, improving our operating leverage. R&D which was inline with the previous quarter and we continue to lower G&A for further cost reductions as well as lowered legal expenses.

Sales and marketing did go up sequentially, again as we expected, as we increased some of our marketing activities as well as from year-end commissions and expenses associated with our sales 100% club. We’re proud of the expense and operating discipline that our team has put into place.

Our gross margins were inline with where we expected to be. Gross margins overall were 52.2% during the quarter, with the product gross margins flat at 55.5% and service margins improving to 34.5%.

As we have been saying since last December, we do not expect to expand our gross margins sequentially each and every quarter, but our goal remains to be operating within a total margin range of 52% to 55% by the December 2004 quarter.

We are encouraged by what we’re seeing in the marketplace and we continue to believe that Extreme Networks is well positioned, in fact, uniquely positioned to take advantage of an environment in which companies are increasing the network infrastructure spending.

The key factor that allowed Extreme to be uniquely positioned in this market is our strategy of being the innovation leader.

During the past few quarters, we have been delivering on our vision of providing customers with the systems to build a converged communications infrastructure that can easily accommodate voice, video, and data on a seamless wired and wireless network.

These two aspects of conversion, that a voice, video, and data and that is wired and wireless, are the underlying demand creator in the enterprise market.

Our networks deliver predictable performance, deliver unique security capabilities, and deliver enduring value for cost of ownership and future extendability.

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During the quarter, we continued delivering on our strategy. And before Bill provides details on the financial results, I’d like to take a few minutes to discuss a few key initiatives that enable us to maintain and enhance our unique position.

First item I’ll discuss is our global strategic partnership with Avaya, which we announced last November. Those of you who attended the Las Vegas Network+Interop show in May had a chance to see up-close some early results of our partnership.

Together with Avaya, we demonstrated IP Telephony delivered over the Interop network, a temporary but comprehensive network that was built by Extreme.

This move enabled us to really show end-users a best-of-breed network IP infrastructure for voice, video, and data application; and to demonstrate IP Telephony solutions.

We also demonstrated some of the technology coming from our joint R&D, which included joint network management application, which for the first time allows users to manage a multi-vendor IP Telephony network from a single console.

We also demonstrated some new protocols that will be implemented later this year that will enhance the availability and management of IP Telephony. It was rewarding to get such positive feedback from attendees looking for an alternative to single vendor solutions.

As we continue to work very closely with Avaya, I’m happy to report that we’re right where we’ve planned to be at this point.

In financial terms, the Avaya relationship had a modest, positive financial impact on the quarter, as we told you it would, and sales were sequentially up from the previous quarter.

We currently have trained an excess of 700 sales reps and 150 systems engineers on Extreme products. Each sales and systems engineers were either for Avaya or for Avaya business partners. We expect these training and certification programs to bear more fruits as it moves through this fiscal year.

Looking at our channels: our channels delivered excellent results during the quarter and during the year that just concluded. We saw sequential increases in our U.S. national channel partners as well as our U.S. regional VARs.

During the quarter, we began working with Catalyst Telecom. Catalyst Telecom is a value added distributor of communications solutions, including voice convergence and data equipment.

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Through this relationship, we have already entered into authorization agreement with approximately 70 resellers. These resellers are authorized to sell Extreme combined with Avaya IP Telephony into a broad range of market segments.

Among those resellers, NACR and Cross Telecom are two of the largest converged resellers in North America. During the quarter, NACR closed a deal with the Chicago Sun-Times for a converged Avaya and Extreme solution.

As we move through this year, we expect to see continued strong results from our channels, both national and regional. Should we see a stronger economic turn in the Americas, we can expect even greater leverage from our strengthened distribution channel.

Let’s talk about products and technology. As many of you may be familiar, our strategy is to offer customers true innovative networking solutions that enable them to build a converged communications infrastructure that can handle today’s bandwidth-intensive applications and scale to accommodate new applications and devices.

Our view of how to architect the network encompasses three major areas: the edge, the core, and the software that makes it all work.

We’ve been delivering solutions for these areas and during this quarter, we now have an enhanced version of our revolutionary platform called ExtremeWare XOS, version 11.

This is a new software foundation that for the first time - for the first time, delivers adaptability, scaleability, and increased responsiveness for enterprise and metro networks through its uniquely open, extensible architecture.

High resilience capability – also called high reliability - is increasingly important with converged environments. For example, a several-second network outage isn’t a problem for most Web-based applications; users are – can tolerate that type of delay. But for IP Telephony application, several-second outage can be very disruptive.

Now, Extreme’s BlackDiamond systems have always had redundant switch fabrics and redundant power supplies. What we’re adding with XOS is high availability software.

XOS version 11 has dynamic loading of software modules and process restart. These features, along with the core architecture of XOS, provide for highly available operation.

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Users striving for five nines reliability recognize that five nines means roughly five minutes of downtime per year.

Now, some switches require several minutes just to reboot. With ExtremeWare XOS, new software could be loaded or processes restarted live, without shutting down the switch and without rebooting.

ExtremeWare XOS is the result of a four-year investment to develop a fully modular, highly resilient operating system. It’s currently available on our BlackDiamond 10K core switch. We will drive this technology through our product line. We will drive it into large and mid enterprise, and we will drive it into the Metro Ethernet space. This is a platform for further innovation and provides a significant competitive advantage for Extreme.

The next area is Unified Access. Now, when we introduced our wireless solution approximately a year ago, we took a different path than many in the industry. While many in the industry took the path of building a complex overlay type network, we took the view towards a converged wired and wireless infrastructure that we call united – excuse me – Unified Access architecture.

Our vision is that the universal jack on the wall which a user can connect a traditional PC, an IP telephone or a lightweight wireless access point.

This jack delivers consistent security, user authentication policy, and quality of service regardless of what type of device or media.

Our vision of this integrated wired and wireless world resonates with users and prospects. We are proud that many customers have selected Extreme, and here are some profiles on just a few in our key vertical market – that is healthcare and education.

The first example is Jacobi Medical Center, a hospital in the Bronx, that has recently selected Extreme’s Unified Access architecture solution to add to its ten gigabit core solution.

The hospital will be implementing this integrated approach to simplify access to patients’ records and critical information throughout its facility. As a benefit, our Summit 300 wired and wireless switch delivers 48 ports of connectivity with Power over Ethernet for an extremely flexible wireless LAN solutions.

Another hospital, Children’s Hospitals and Clinics at Minnesota has also recently selected Extreme’s unified access architecture wired and wireless solution to enhance access to information and streamline patient care throughout a number of locations. By deploying the Summit 300 switch within its facility, the hospital is gaining a secure, high bandwidth wireless LAN solution that is both simple to configure and manage.

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And finally, the Rochester School District at Michigan is also deploying Extreme’s Unified Access architecture switches and hundreds of access points for their students and faculty throughout its more than 20 schools in the district.

Our BlackDiamond 10K, which we introduced in December, is based on our fourth generation programmable ASICs and brings together such advanced services as system security, mobility, user policy, integrated management, and application optimization. The 10K extends the network beyond mere connectivity to actually enable applications. As we have indicated in the past communications, the core of the network is less about speeds and feeds and more about security, control, and new services. Users are resonating with our strategy and adopting the BlackDiamond 10K at the core of their network.

We’re pleased to say that bookings of this chassis were up significantly over the previous quarter. Users love the extensibility of the system, the rich security features, including industry leading access control and support and our upcoming revolutionary capability of ClearFlow.

Here are some examples of customers that have adopted the 10K. In Japan, Osaka University is deploying a number of BlackDiamond 10K switches to handle extensive research and benefit from dense, 10 Gigabit Ethernet connections. The resiliency, intelligence, and flexibility of the system was a key factor in the University’s choice of Extreme Network.

Also the Max Planck Institute of Stuttgart, Germany has deployed our BlackDiamond 10K switch to enable the accelerated research dedicated at Physics, molecular structure, and chemical engineering.

The 10K’s distinct capabilities to handle dense Gigabit and 10 Gigabit Ethernet allows it to underpin critical studies that are at the leading edge.

And in the United Kingdom, both Imperial College of London, as well as Reading University have also deployed Extreme’s BlackDiamond 10K. The switch would work within their computing science divisions and carry them well in the future. It serves as an ideal backbone infrastructure for the surrounding Gigabit Ethernet network.

A few words about Metro Ethernet.

During the quarter, we also continued to execute on our innovation strategy for the Metro Ethernet Network market. We advanced our Metro Ethernet services platform by adding traffic management, scalability, and resiliency capabilities. These new capabilities allow Metro Ethernet service providers to build a cost-effective network for “triple-play” — that’s the combination of voice, video, and data.

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We have successfully leveraged our expertise in building converged communication infrastructures to enable Metro Ethernet service provider to maximize revenue by supporting a wide variety of services for their customers.

We’re seeing a high level of response from Metro Ethernet providers, many outside of the U.S., for our new services platform.

A few comments about some other customers.

Now, a number of enterprise customers are determining that Extreme Networks and our global partner Avaya offere superior technology integration and value for their converged voice and data communication solutions.

The Chicago Sun-Times, one of the nation’s ten largest newspaper, is adopting converged data and voice solutions from Extreme and Avaya. The newspaper, moving into an entirely new facility, required a secure, converged network for its various media requirements.

But the unified network management view came from the combined Extreme-Avaya solution. The new network infrastructure allows them to migrate gracefully to an IP infrastructure while realizing the benefit of the increased scalability of Ethernet.

Local governments are also sponsoring Metropolitan IP network projects aimed to delivering advanced applications and services. The State of Florida’s Department of Transportation, who recently completely a network upgrade, relies on our BlackDiamond 6800, Alpine 3800 and Summit line of switches to establish its Intelligent Traffic Management system across its east-west interstate highway.

The network regularly carries more than 100 high quality video streams, delivered using Extreme’s advanced Multitask capabilities.

And in Canada, Toronto’s GTAnet, a new expansive Metro Area Network, has selected the BlackDiamond 6800 platform to carry traffic across the backbone of one of the largest advanced research and education networks.

This dark fiber Gigabit network is aimed at collaborative research and development projects and will allow researchers from different institutions to work with colleagues in real time throughout the Toronto area.

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And finally, in the federal IT market, one of our key vertical segments, Extreme’s footprint continues to expand with the Pentagon’s ongoing wedge innovation project.

Also on the topic of federal business, we announced during the quarter that our network solutions have been certified in conjunction with Avaya for use in military command and control applications. This solution was rigorously tested by the Department of Defense Joint Interoperability Test Command and met the critical interoperability requirement and certification and use by national defense agencies.

So, a few final comments about changes in our management team. Firstly, that we have strengthened our management team through the addition of two senior individuals to our sales organization.

As you know, Chris Todd, who was our former Vice President of Worldwide Sales, announced his resignation in April and worked through the end of the quarter.

We’d like to take a moment to thank Chris for his efforts during the quarter and for the last two and a half years. He and his team have been very strong and all of us here at Extreme are very proud of the results that Chris and his team delivered.

Starting this quarter, we’re very pleased that Frank Carlucci has joined the Extreme team as Senior VP of Worldwide Sales. Frank has an extensive background in sales, sales management, and general management. He comes to us from Avaya, where he oversaw Global outsourcing and was intimately involved in helping many of their Fortune 1000 customers build and maintain their communications infrastructure.

He also oversaw planning for Avaya’s Enterprise Communications Group, and previous with that he was in charge of Avaya’s second largest sales region.

Now in addition, Frank has in-depth experience in the federal market, having served as Director of major programs with Federal Data Corporation, a leading system integrator for the federal market.

We’re all very excited to have Frank on board hard at work at Extreme and believe that his experience will be an enormous boost as we move into this new year.

Were also pleased to announce that Shawn Darcy has joined us as Vice President of Sales for North America. Shawn joins us from ISS, where he was VP of Sales, Western area. Previously, he was VP of Worldwide Sales for

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TiMetra, a startup company focused on Metro Area Aetworking that was purchased by Alcatel.

Previously, Shawn spent four years here at Extreme Networks, initially running our European sales and then as Vice President of Sales for the Americas. Before that, Shawn spent eight years at Bay Networks in sales and sales management roles.

During his previous tenure at Extreme, Shawn delivered exceptional growth in North America and we welcome him home to Extreme to leave the region to strong growth.

So to summarize, we delivered on our plan. We are profitable. We have held our costs in line. And our major initiatives, our partnerships, and our channels are delivering. Our new products were gaining traction and our new sales leadership team is in place.

With that, I’d like to turn the call over to Bill.

Bill?

Bill Slakey:	Thank you, Gordon.

I’m going to briefly review our financial results for the quarter, as well as review our expectations for future performance.

Starting with revenue, revenue for the quarter was $92.2 million, up 4% sequentially and up 6% year-over-year. Revenues consisted of $79 million in product revenue and $13.2 million of service revenue.

Service revenue was up 3% sequentially and up 24% versus the year-ago quarter. This was the fourth consecutive quarter in which our service revenues was flat to up sequentially and up year-over-year. For the full year, service revenues grew 26% and represented 14% of total company revenue.

As I will review shortly, service gross margins also improved significantly during the year. We are benefiting in this area of our business on the focused sales team, an ongoing effort to optimize our service supply chain. This has been a real success story for us in fiscal 2004.

Product revenue was up 4% sequentially and 3% year-over-year. As you’ve heard from Gordon, our book-to-bill was above 1 for the quarter. Shipments of modular products represented 52% of sales and stackable products represented 48%. This is a shift towards stackable products relative to last quarter and is consistent with higher international revenues in Q4 and consistent with the pattern we saw in Q1and Q2.

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For fiscal year in total, our mix of product shipment was 54% modular and 46% stackable. Of particular note in the quarter was sequentially higher revenue and bookings contributions from new products in channels we are looking to for growth going forward.

We saw sequential improvement in revenue and bookings for the BlackDiamond 10K, our Unified Access products, our recently announced Summit 400 stackable product, and, from the channel perspective, a modestly higher contribution from our Avaya partnership. These are encouraging results as we look forward to the second half of 2004.

We did see small sequential declines in revenues from some of our older products which is consistent with transitioning demand to our newer products like the 10K and Summit products.

Looking at revenues geographically, revenue in the US is $38.4 million, in line with $38.8 million reported in Q3. You may recall that our Q3 revenues in the U.S. were up 33% sequentially from Q2, due in part to shipments of the BlackDiamond 10K. Maintaining revenues in line with the strong Q3 result is, I believe, a very good performance. Bookings in the U.S. were up nicely from Q3 and the book-to-bill in Q4 was above one.

From a channel perspective in the US, we saw a small sequential increase in revenues from Avaya, and a larger sequential increase in bookings. In the U.S., our national resellers – Dell, SBC, Siemens, and Verizon – in total accounted for just over 25% of our US bookings, an increase from just over 20% in Q4 a year ago.

In Europe, total revenue was 24.7 million or 27% total revenue. Revenue in Europe was up from 23.5 million in the previous quarter. We saw sequential increases of revenue in Northern Europe in particular.

In Japan, revenue was 19.2 million or 21% of total revenue, down slightly from $20 million in Q3. We did see a small sequential increase in our service provider revenue in Japan.

For Asia outside of Japan, revenue was 9.9 million or 11% of total revenue, a good recovery from 6.6 million in Q3. Both Japan and Asia are markets that can be lumpy for us because they have a higher percentage of large deals, many of which are with service providers.

As a result, quarterly revenues with both markets can move up or down sequentially for us quite easily.

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Some additional statistics for you on revenue; we have one 10% customer during the quarter: Tech Data in the U.S. And the split of enterprise-to-service provider business was 78% to 22%, that’s 78% enterprise and 22% service provider. That was a slight shift towards service providers versus Q3.

Turning to gross margins now: total gross margin was 52.5% of sales, up sequentially from 51.2% of sales. Product margin was 55.5%, up 0.8% of sales, sequentially.

Products and channel mix shifts actually worked against a bit in Q4 compared to Q3, however a strong cost-reduction effort, particularly in overhead and waranty areas, led to a slight sequential improvement in overall gross margins.

As for competitive pricing, our overall discounts did increase slightly in Q4 relative to Q3. We were able to offset this through cost reductions during the quarter, but this is an area we are watching closely going forward.

Service gross margins were 34.5%, up from 29.9% in Q3. This expansion was due to revenue growth sequentially, as well as an ongoing focus on reducing per unit repair cost, failure rates, and overhead. I think it’s important to note the year-over-year improvement in service gross margins, from a negative gross margin of 16.7% in Q4 a year ago.

Looking at our operating expenses now: total operating expenses on a GAAP reporting basis were $52 million, including a $5.5 million restructuring charge. This charge was taken to increase previously established reserves for excess facilities.

Many of you know the commercial real estate market in the Santa Clara Valley remains very soft. And as a result, we have reduced our estimates for future sub-lease income on facilities we have vacated in the valley previously. This leads to a need to increase our reserve for access facilities. This charge had no cash impact in the quarter.

Not including the restructuring charge, operating expenses for the quarter were $46.5 million, essentially flat with $46.6 million in Q3, but down as a percentage of sales from 52.4% to 50.4% in Q4. This is consistent with our previously stated goal of improving operating leverage by holding total operating expenses flat while growing the top line.

In Q4, sales and marketing expenses increased 1.4 million sequentially, primarily as a result of fiscal year-end commission accelerators and marketing activities. G&A expenses were down 1.6 million sequentially, primarily as a result of lower legal, insurance and professional services fee, R&D expenses of 15.2 million in Q4 were essentially flat sequentially.

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Looking forward at operating expenses, we anticipate the total level of operating expenses in Q1 will be flat to slightly lower than Q4 spending. Spending will vary line item-to-line item, with sales and marketing expenses most likely down, and G&A and R&D expenses most likely up somewhat.

The operating loss for the quarter on a GAAP basis was $3.6 million, an increase from $1.1 million loss in Q3. Not including the 5.5 million restructuring charge, operating profit for the quarter was $1.9 million, an improvement from Q3 on slightly higher sale, expanded gross margins, and flat operating expenses. This is also in line with expectations we laid out for investors at our call at the end of last quarter.

Other income and expense deserves a bit of attention this quarter. We saw two unusual items on that line which contributed to our overall profitability and cash flow.

First was the $5.7 million payment from the component vendor to settle claims we had previously made. This payment was received during the quarter settled all claims by us.

Second, was $2.5 million foreign consumption tax rebate received in the quarter by one of our larger foreign subsidiaries. This was a refund for consumption taxes, which are akin to sales taxes in the U.S.; the taxes were originally paid in 2002 and 2003.

These two items together accounted for $8.2 million, of other income in Q4. Absent these two items, other income and expense with a total a net expense of $200,000.

Pre-tax profit for the quarter on a GAAP basis was $4.4 million. The three unusual items I’ve just discussed added, in total, $2.7 million to our pre-tax GAAP profits.

Profit after tax on a GAAP basis was $2.3 million or 2 cents per share. The total shares used to calculate EPS was 123.5 million shares, up from 118 million shares sequentially. Please note that this difference is driven primarily by a use of dilutive shares in calculating EPS on a profit, versus the use of basic shares last quarter, when calculating EPS on a loss. Total shares outstanding at quarter end was 120.4 million, up from 120 in Q3.

Moving to the balance sheet now, total cash, cash equivalents and marketable securities on June 27 was $425.7 million, up 8.8 million sequentially and up 23.5 million compared to the end of fiscal 2003.

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This positive cash contribution for fiscal 2004, in a year in which we posted a net loss, is the result of a focus on solid working capital management and cash management through the year.

Accounts receivable at the end of Q4 was $33 million. DSOs at the quarter end stood at a very respectable 33 days. Net inventory at quarter end was 25.9 million, with inventory turns at an also respectable 7 turns.

Accounts payable balances at year end were $19 million, slightly lower than in Q3 and in line with Q4 a year ago.

Some additional cash flow information for you: depreciation and amortization for the quarter was $6.7 million; capital expenditure for the quarter totaled $600,000.

Headcount stood at 784 regular employees at quarter end, that’s flat compared to the identical number at the end of Q3.

Turning now to guidance: our expectations for the September quarter are consistent with expectations for calendar year 2004 that we first laid out to you last December.

As a reminder, our goal is to grow through calendar year 2004 so that revenues in December 2004 quarter are 15% to 25% higher than the $83.4 million in revenue we reported in December 2003. And we want to expand our operating profitability as we grow.

For revenues, in the September quarter, our expectations are that the environment for networking vendors will improve modestly and provide a backdrop for revenue growth.

As for opportunities specific to Extreme, we think that a continued focus on new products, what appears to be an improving environment in the U.S., and a modest contribution from our Avaya relationship and collectively provide the basis for revenue growth from the June quarter to the September quarter.

We expect that the majority, if not all of our revenue growth, will be in the US, and that revenues outside the U.S. are more likely to decline sequentially, due primarily to cyclical seasonal patterns. Let me note for you for instance that in Europe, revenues decline 16% sequentially in Q1 of 2004 and by 13% sequentially in Q1 of 2003.

There are risks associated with our expectation of revenue growth – seasonality and the pricing environment being two of those. Also it’s important to note that after two quarters of revenue growth, we are still in the beginnings of a return to sequential growth for Extreme and it’s too soon to call any trends.

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We are encouraged by the growth in BlackDiamond 10K revenues and bookings, as well as Avaya revenue and bookings in Q4. But it is still a case where one or two large deals a quarter can make a difference between sequentially up or sequentially down revenue.

Our quarters are back-end loaded, with approximately 50% of our business done in the last month of the quarter. That was the case in Q4 and we expect it to be the case in Q1, so it is fair to say our visibility is a bit limited.

Turning to gross margins: to remind everyone of our previously stated goals for calendar 2004, our goal was to expand gross margins as a percentage of sales throughout the year. We may not expand gross margin sequentially each and every quarter, but our goal is to be operating this in a range of 52% to 55% total company gross margin by the December 2004 quarter. Against this metric, we had a good result in June, with overall margins up sequentially.

Looking into September on the product side, we expect higher mix of revenues from the U.S., which is typically good for gross margin. But at the same time, we also expect the higher contribution from stackable sales and from our Avaya channels, all of which may lead to a slight reduction in product gross margins as a percentage of sales in Q1.

In service, we do expect a sequential improvement in service gross margin as a result of a continued focus on this area, but it is likely to be a much more modest improvement than we have reported over the last two quarters.

All things considered, we expect that overall gross margins for the company are likely to be flat to down sequentially, depending largely on the mix of product and channel sales.

On improving the operating leverage in our business, as we’ve said previously, we’re going to improve operating leverage by holding operating spending very close to current levels of $46.5 million a quarter while increasing our quarterly revenue run rate.

We may not hold expenses entirely flat or improve our operating leverage sequentially each and every quarter. But our goal is to be operating with expenses in the range of 42% to 47% of sales by the December quarter of 2004.

In the September quarter, we expect that operating expenses would be flat to down slightly in dollar terms compared with Q4, with sales and marketing down sequentially, and R&D and G&A likely up.

As for profitability, as ever, there are number of moving parts to the equation, but we would expect within the range of expectations I have just described, that

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we would once again be profitable in the September quarter, and we’ll continue to track towards achieving the expectations we have laid out for our results in the December quarter as well.

There are certainly risks associated with this, with the pace of revenue growth we actually achieve being the largest of those.

So let me summarize my comments this way. We’re very pleased with the revenue growth and improved profitability that we delivered this quarter. A number of parts from our business showed solid increases sequentially and year-over-year.

We’re also very pleased that for the second consecutive quarter, we have laid out our expectations for investors and then delivered on those.

We’re looking forward to and planning for additional progress in the second half of calendar 2004. That said, there are several risks associated with that and we’ll be watching those closely in the coming months.

And with that, I’d like to turn the call back over to Gordon.

Gordon Stitt:	Thanks, Bill.

Operator, we’ll go ahead and open things up for questions.

Operator:	Thank you, sir.

Ladies and gentlemen, at this time, we’ll begin the question and answer session. If you have a question, please press the star followed by the 1 on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the 2. Please limit your questions to one per person. Your question will be polled in the order that they are received. If you are using a speaker equipment, you will need to lift the handset before pressing the numbers.

One moment, please, for the first question.

Our first question comes from Samuel Wilson with JMP Securities.

Please go ahead with your question.

Samuel Wilson:	Good afternoon, gentlemen. And I’ll take the one per person question in the one for each one of you.

So one for Gordon. Gordon, on the BlackDiamond 10K, you mentioned that bookings were up significantly quarter-on-quarter, two things part of that, are

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you starting to see some pull-through sales to your other products as part of selling the big core switches? In other words, are these coming in package deals and are you winning new customers not previously historic customers?

And a question for Bill. Bill can you just discuss deferred revenues briefly? They were down quarter-on-quarter and I just want to know if there is anything in particular going on there.

Thank you.

Gordon Stitt:	Well that’s - I think, I counted like four questions.

On the BlackDiamond 10K, in reviewing the customer-base for that, it is a good mix of new customers and existing customers. We do have some existing customers that have upgraded the core of their network.

Without having the exact data in front of me. My speculation would be that most of the installations were new and with new customers. And I can say from some of the accounts that I personally work with, these are large scale and new investments, and that would typically be our BlackDiamond 10K in the core and our Summit 400 and Summit 300 Unified Access products at the edge.

Bill Slakey:	Sam, on deferred revenue, deferred revenue moves from 54.7 million in Q3 to 53.8 million in Q4, so about $900,000 decline there. Ninety five percent plus of our deferred revenue represents service contracts awaiting amortization. But there is always a little bit in there for, say, products in transit at the end of the quarter or an order are waiting final delivery.

Those - that last category can move the number a million or so a quarter. And that’s what we saw in this quarter, just sort of the typical noise that we would see in that account.

Samuel Wilson:	Thank you very much fellows.

Bill Slakey:	Thank you.

Operator:	Our next question comes from Jason Ader with Thomas Weisel.

Please go ahead with your question.

Jason Ader:	Yeah, hi good afternoon everybody.

Just wanting to ask you on the Avaya business. Could you give us some quantification, you know, are we in the millions at this point? And what is that - I mean, when we we’re going to the December quarter, you know, can you give us some sense of where you think it will be as a contribution – will it be 5%, you know, anything that you can put out there in terms of quantification would be helpful.

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Bill Slakey:	Jason, this is Bill.

So, we previously noted that in the March quarter, Avaya revenues were $1 million. They’ve grown this quarter, I’ll tell you, they are still below 5 million a quarter but they are ramping and we would anticipate continued ramp in the September quarter.

Jason Ader:	Okay.

So, by December, you expect it to be, I will guess, greater than 5%, just doing the math.

Bill Slakey:	I don’t want to get to setting too many expectations on line-by-line or channel basis, but we would expect to continue to ramp Avaya through the rest of this calendar year and into next year as well.

Jason Ader:	Okay.

And then on the pricing side, you mentioned that you had to discount more heavily. Why do you think that’s happened if there’s an overall improvement in the environment?

Gordon Stitt:	Yeah, Jason, this is Gordon.

You know, the discounting was slightly more than in the past. And, you know, a lot of these just to with products transitions.

Jason Ader:	I see. So there’s really no change in the overall competitive environment from your standpoint?

Gordon Stitt:	Hard to see any major change.

Jason Ader:	Okay. Thanks, guys.

Gordon Stitt:	Thank you.

Operator:	Your next question comes from the Mark Sue with RBC Capital Markets.

Please go ahead with your question.

Mark Sue:	Thank you.

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The September quarter is typically the toughest for Extreme and you’re still guiding for growth up to 5%. Is that mainly because the BlackDiamond or is that maybe because of the government pipeline. Does that get to 10% by September?

And secondly, Gordon, any thoughts on headcount attrition anything like that?

Thank you.

Bill Slakey:	Yeah, Mark, this is Bill.

So, first of all you’re right. Our - typically, Q1 is the toughest quarter both for typical seasonality reasons, Europe, et cetera, and from some of those effects you often see in moving from the last quarter of your fiscal year, where the sales team is plugged into accelerators and so forth, so that is a reason for some caution on our revenue growth prospects nonetheless we do believe we can grow revenue. The reasons for that, we’ve tried to outline here, it is stronger contribution from new products, a stronger contribution from revenues in the U.S., stronger contribution from Avaya. And what appears to be just a little bit of tailwind in some areas. But, you know, there are reasons to be cautious there.

Gordon Stitt:	Yeah, Mark, this is Gordon.

Regarding headcount, we expect headcount to be, you know, roughly flat, you know, quarter-over-quarter.

Mark Sue:	Got it. And do you feel you’ve kind of firmed up all necessary team of people now that you’ve got it to position?

Gordon Stitt:	Yes, certainly. You know, I think there is a lot of concern over, you know, in the industry about filling the sales position. We’re really happy that we were able to fill both North America and Worldwide divisions with just excellent people and have them to the ground running.

Mark Sue:	Got it. Thank you and good luck.

Gordon Stitt:	Thanks, Mark.

Bill Slakey:	Thank you.

Operator:	Our next question comes from Alex Henderson with Smith Barney.

Please go ahead with your question.

Alex Henderson:	Thanks.

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I just wanted to - a quick technical question. Can you give us the interest and other income line broken out with a little bit more clarity? Why that was a negative number as we’re calculating it or am I doing that wrong?

And then on operational question, did you see any of the weakness that the software industry saw at the end of June? Was that a factor in anything that happened during the quarter? And how do you think about the distinction of why they came in weak and this industry may have in a different trend?

Gordon Stitt:	Alex, let me - this is Gordon. Let me address the second part and let Bill address the first.

You know, we certainly watched with interest some of the issues around the software industry. But I think this had less impact on us than it did several years ago. You know, I do think that a lot of the, you know, the large installations have been done.

And what’s really driving network upgrades today is really two factors. One is just simply the age of network, you know, ten to five years since Y2K. And the other is implementation of converged applications in principally, you know, IP telephony. I think that has had a bigger effect than the software installation has.

Alex Henderson:	So, is it fair to say you haven’t seen anything - you did not see that at the end of the quarter?

Gordon Stitt:	It wasn’t visible to us. Let me put it that way.

Alex Henderson	Okay. Thanks.

Bill Slakey:	And now on the other income and expense, our expectations had been for a break-even number there, going back over the last couple of quarters, we were 300K positive in Q3, 100K positive in Q2.

There are a lot of ins and outs in that account, it can be a near-run, as to whether or accept to be slightly positive or slightly negative in a given quarter. I don’t have a particular breakdown in front of me, but it would have just worked out to nits and nuts.

Alex Henderson:	So you did actually 199 negative?

Bill Slakey:	One hundred ninety nine thousand dollars, yeah.

Alex Henderson:	Yeah and so, in the September quarter same, I mean…

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Bill Slakey:	Yeah my - our expectation, again, I would think of it as flat as sort of break-even.

Alex Henderson:	Okay. Thank you.

Gordon Stitt:	Thank you.

Operator:	Our next question comes from Steve Kamman with CIBC World Market.

Please go ahead with your question.

Steve Kamman:	Yeah, again, two questions. One is a bit of a housekeeping on the tax issue. You give the GAAP reconciliation, GAAP to non-GAAP for above the line net income, but any issues on the tax on GAAP, non-GAAP?

Bill Slakey:	I’m not sure what you mean GAAP, non-GAAP, just - the taxes in the quarter were largely for international taxes due on subsidiaries outside the U.S. where we do run at a profit.

Steve Kamman:	Okay. Any guidance for how taxes should we - should be modeling that going forward system moving around a lot?

Bill Slakey:	Yeah. So, going forward, I would expect that international taxes over the course of the year. We would probably have $3 million to $4 million in actual cash taxes out for profits in international subsidiaries.

Within the U.S. we do not anticipate being a taxpayer for some time given our tax loss, the tax loss carry forwards able to asses on a cash basis.

Steve Kamman:	Okay. So model it on an absolute dollar basis is probably fair.

Gordon Stitt:	Okay. Thank you.

Steve Kamman:	Okay.

Operator:	Our next question comes from Vikram Kaura with Piper Jaffray.

Please go ahead with your question.

Vikram Kaura:	Thanks. Good afternoon.

Bill, can you quantify for us the revenues that you got this quarter for some of newer products and how that has been trending? You mentioned, you know, the trend has been positive. Just - I was wondering if you can give us any quantification.

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Bill Slakey:	Yeah. New product revenues as a percentage of sales we’ve been ramping over the last several quarters. Were you to go back to this quarter a year ago, it would be a very, very small number, less than 20%. We’ve now coaxed that number up above 30% and we’re continuing to work it going forward.

Vikram Kaura:	Okay, great. Thanks.

Bill Slakey:	Thank you.

Operator:	Our next question comes from the Alex Barros with Deutsche Bank.

Please go ahead with your question.

Alex Barros:	Yes. Two quick questions. One is, could we get a cut at the Avaya revenues? Bill, could tell us what percentage they were up Q-over-Q?

Bill Slakey:	I’d rather not give you the specific into the numbers. But, you know, they were around $1 million in March and they were up but they were below 5 million in June.

Alex Barros:	All right.

And then second question quickly is, in terms of the pricing, you know, you mentioned the discounting. I’m wondering whether you dig into it a little bit further, maybe on a geographic basis.

Gordon Stitt:	Yeah, this is Gordon.

You know, certainly we followed historical patterns. There seem, you know, higher discounts in Asia for instance than in the U.S.

Alex Barros:	All right. Thank you.

Gordon Stitt:	Thank you.

Operator:	Our next question comes from Chet White with Merriman Curhan Ford & Co.

Please go ahead with your question.

Chet White:	Thank you.

I was thinking if you could add just a little more color to the U.S. strengths that you have seen this past quarter and are expecting for Q3. Is that coming out of the larger Fortune 500 or is that across the board, anything would be helpful.

Gordon Stitt:	Yeah, Chet, this is Gordon.

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Strength in the Americas, you know, particularly in the books - booking side was very gratifying. And it came from actually a very good mix of accounts. There were a couple new large wins in there and, you know, by large, I would say, you know, Fortune 1000 class, you know, companies, you know, across a couple of sectors.

But there is also a lot of strength in, you know, what we term as, you know, the mid-market which is, you know couple of $100,000 up to a $1 million network installation per site.

So, good balanced strength with good uptake of the BlackDiamond 10K, good take up of Unified Access with the Summit 300, you know, across a lot of sectors there.

Chet White:	Okay. Thank you very much.

Gordon Stitt:	Thank you.

Operator:	Our next question comes from (Jim Chao). Please go ahead - with Lehman Brothers.

Please go ahead with your question.

Jiong Shao:	Thank you very much.

I was wondering, could you please comment or quantify the contribution from the BD 10K in terms of sales or booking last quarter - roughly speaking.

Gordon Stitt:	Yes, Joing, this is Gordon.

No, we don’t break that out specifically as a line item.

Jiong Shao:	But is that sort of like below 5% or below 10%? Would you be able to see anything?

Gordon Stitt:	The only thing that we breakdown is by modular and stackable and other to say that we’re pleased with the penetration we’re getting from the BlackDiamond 10K and particularly the number of customers that are choosing it.

Jiong Shao:	Okay. All right.

Let me ask you another question then. When you initially provided guidance for the December quarter this year, for the 15% to 25% year-over-year growth, that was about six - seven months ago. And I was wondering now since you got a half of the year behind you, will you be able to narrow that range, where you think directionally – is that going to be middle of the range or higher end of the range it looks like? Any more color?

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Gordon Stitt:	At this point in the year, I don’t want to narrow the range. I think it was an appropriately broad range that we gave in December, again, we’re going to keep working towards it. And there is a lot of moving pieces, both in the demand side, the competitive environment, networking seem to be improving. And at the same time we’re working our product issues and our own execution issues.

So with that in mind, at this point I think we’ve given fairly explicit guidance actually and I’d rather not narrow it further.

Jiong Shao:	Okay. Thanks.

Gordon Stitt:	Thank you.

Operator:	Our next question comes from Priya Parasuraman with Oppenheimer.

Please go ahead with your question.

Bill Becklean:	Yeah, it’s Bill Becklean with Oppenheimer.

I’d like to - have you add a little color to the idea that you’re seeing a pickup in the industry? Do you think the other companies in this market are seeing the same thing? Are you taking a little share, any sense of that?

And can you put a little meat on the bones, you know, sort of what kind of evidence do you have out there that in fact business is picking up?

Gordon Stitt:	This is Gordon.

Sorry, I think from looking at the evidence that things are picking up, you know, there are two factors there. Certainly, you know, one is the numbers side in terms of the revenue growth, you know, which have we’ve indicated we’re pleased with.

You know another is the core activity level, we just see a lot of activity going on. A lot of people, you know, going out and, you know, looking to upgrade their networks.

On the competitive side, it’s always difficult to say, you know, are we taking share or is the market growing –particularly over a relatively short, you know, short timeframe. You know every deal is a competitive deal.

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But, you know, as I’ve indicated, you know, with our new product lineup, we’re really comfortable where we stand competitively in the marketplace. I’ve got to believe, you know, that we are taking some share. But, again, I don’t have any numbers to back that up yet.

Bill Becklean:	Can I follow up? Any particular things driving these network upgrades? Well, you mentioned two; their networks are old and functionality; are those - I guess those are the two primary things. Are people looking at ROI? Are they upgrading networks because they want to do something new with them, are those kinds of drivers out there?

Gordon Stitt:	Yeah. I think the challenge with ROI on the network is sometimes it’s a binary equation in that a lot of older networks, you know, if somebody wants to deploy voice over IP or deploy video application or often even deploy maybe a new ERP implementation that’s maybe more Web-based, you know, the network just doesn’t support it very well.

And so it’s a requirement to do an upgrade. So, you know, an ROI calculation there, of course is, you know, pretty tough because in some cases it’s, you know, if you can’t do it, you know, you got to do something.

Bill Becklean:	Thanks, Gordon.

Operator:	Our next question comes from Ben Kadlec with Buckingham Research.

Please go ahead with your question.

Ben Kadlec:	Hi. I just have a quick clarification question on the taxes you gave us, the $2 million tax expense. On the - you gave pro forma pre-tax income, and I was wondering if we should adjust that tax number for pro forma net income.

Gordon Stitt:	Yeah, we actually quite explicitly stayed away from a pro forma number. We gave you some adjustments to get to an operating profit basis but I do want to stay away from pro forma numbers.

The bulk of the taxes that we paid that are on income statement in the quarter were for international taxes, there was a little bit of a catch-up of estimates versus actuals for the year in that number, but those were for international taxes.

Ben Kadlec:	Okay. That answers my question. Thank you.

Operator:	Our final question comes from John Duncan from Pacific Growth Equity.

Please go ahead with your question.

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John Duncan:	Hi there. So, not to beat a dead horse, but the tax issue: if we were to use the 2 million, we’re looking at, you know, a breakeven for pro forma?

Bill Slakey:	If you were to ascribe all the taxes to the revenue, yes, it would be about breakeven. But there again, those taxes are - there are some catch-up for the year, et cetera.

John Duncan:	Right.

So we’re going to run about 1 million a quarter, it that kind of what you said as far as international taxes?

Bill Slakey:	Yes.

John Duncan:	Also there’s been a little bit of buzz about a high-density power over Ethernet edge chassis in the reseller channel. Is there anything that you guys can speak to on that?

Gordon Stitt:	Yeah, this is Gordon.

We haven’t made any specific announcements there.

John Duncan:	Okay, thank you.

Gordon Stitt:	Thank you.

Operator:	Gentlemen, please continue with your concluding comments.

Gordon Stitt:	Well, with that, I’d just like to thank everybody for their time this afternoon and we’ll be speaking with you all shortly. Thank you.

Operator:	Ladies and gentlemen, this concludes the Extreme Networks fourth quarter financial results conference call.

If you would like to listen to a replay of today’s conference, you may dial 1-800-405-2236 or you may dial 303-590-3000 and enter the access number of 11001497.

Once again, if you would like to listen to a replay of today’s conference, you may dial 1-800-405-2236 or you may dial 303-590-3000 and enter the access number of 11001497.

Thank you for participating. You may now disconnect.

END

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